                                                                     Exhibit 4.4

            FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") dated as of March 22, 2002, is entered into by and among ETHYL CORPORATION, a Virginia corporation (the "Borrower"), the Subsidiary Guarantors signatory hereto, the Banks signatory hereto and BANK OF AMERICA, N.A., as Administrative Agent for he Banks (in such capacity, the "Administrative Agent").

                                    RECITALS

          A. The Borrower, the Subsidiary Guarantors, the Banks and the Administrative Agent are party to that certain Amended and Restated Competitive Advance, Revolving Credit Facility and Term Loan Agreement dated as of November 14, 1997 (as amended by that certain First Amendment and Restatement of Amended and Restated Credit Agreement dated as of April 10, 2001, that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 3, 2001 and that certain Third Amendment to Amended and Restated Credit Agreement dated as of January 15, 2002, "the Existing Credit Agreement").

          B. The Credit Parties have requested that the Banks amend the Existing Credit Agreement as provided herein.

          C. The Banks have agreed to amend the Existing Credit Agreement on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

                                     PART I

                                   DEFINITIONS

          SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

          "Amended Credit Agreement" means the Existing Credit Agreement as amended hereby.

          "Amendment No. 4 Effective Date" is defined in Part III.

          SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

                                     PART II

                     AMENDMENTS TO EXISTING CREDIT AGREEMENT

         Effective on (and subject to the occurrence of) the Amendment No. 4 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II.

         SUBPART 2.1 Amendment to Section 1.1. The following new definitions are hereby added to Section 1.1 of the Existing Credit Agreement in the appropriate alphabetical order and shall read as follows:

          "Airplane" means that certain airplane and related property described on Schedule 1.1(c) attached hereto.

          "Permitted Airplane Financing" means that certain nonrecourse loan (secured by the Airplane) in a principal amount satisfactory to the Required Lenders, provided that (i) no part of the principal amount of such loan shall have a maturity date earlier than six months following the Maturity Date and (ii) such loan contains terms and conditions satisfactory to the Required Banks.

          "Required New Term Loan Banks" shall mean a Bank or Banks (other than Defaulting Banks) holding in the aggregate at least 75% of the outstanding New Term Loan (and Participation Interests therein).

          "Required Revolving Banks" shall mean a Bank or Banks (other than Defaulting Banks) holding in the aggregate at least 75% of (i) the Revolving Commitments (and Participation Interests therein) or (ii) if all of the Revolving Commitments have been terminated, the outstanding Revolving Loans and LOC Obligations (and any Participation Interests in the Revolving Loans and LOC Obligations).

          "Required Term Loan Banks" shall mean a Bank or Banks (other than Defaulting Banks) holding in the aggregate at least 75% of the Outstanding Term Loan (and Participation Interests therein).

          "Unused Fee" shall have the meaning assigned to such term in Section 3.5(a).

          "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(a).

          "Unused Revolving Committed Amount" means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

         SUBPART 2.2 Amendment to Section 1.1. The following definitions in
Section 1.1 of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:

          "Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable rate of the Unused Fee for any day for purposes of Section 3.5(a), the applicable rate of the Standby Letter of Credit Fee for any day for purposes of
     Section 3.5(b)(i) or the applicable rate of the Trade Letter of Credit Fee for any day for purposes of Section 3.5(b)(ii), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

                                                       Applicable Percentages
                          -----------------------------------------------------------------------------
Pricing    Leverage Ratio      For Revolving Loans,        For Standby     For Trade      For Unused
  Level                         Term  Loan and New          Letter of      Letter of          Fee
                                    Term Loan              Credit Fee     Credit Fee
                           ------------------------------
                              Eurodollar     Base Rate
                                Loans          Loans
-------------------------------------------------------------------------------------------------------
    I       (greater than)
              4.0 to 1.0       4.25%          3.25%           4.25%          2.25%           0.50%
-------------------------------------------------------------------------------------------------------
   II       (less than
              or equal to)
              4.0 to 1.0       3.75%          2.75%           3.75%          2.00%           0.50%

            but (greater than)
              3.5 to 1.0
-------------------------------------------------------------------------------------------------------
   III      (less than or
              equal to)
              3.5 to 1.0       3.50%          2.50%           3.50%          1.75%           0.50%
            but (greater than)
              3.0 to 1.0
-------------------------------------------------------------------------------------------------------
   IV       (less than or
              equal to)
              3.0 to 1.0       3.00%          2.00%           3.00%          1.50%           0.50%
-------------------------------------------------------------------------------------------------------

     The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Credit Parties are required to provide the officer's certificate in accordance with the provisions of Section 7.1(d) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, if the Credit Parties fail to provide the officer's certificate to the Agency Service Address as required by Section 7.1(d) for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level I until such time as an appropriate officer's certificate is provided, whereupon the Applicable Percentages shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

          "Consolidated EBITDA" means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for (A) interest expense, (B) total Federal, state, local and foreign income taxes and (C) depreciation and amortization expense, all as determined in accordance with GAAP plus (iii) for the fiscal quarters ending March 31, 2001 and June 30, 2001, non-recurring charges (to the extent charged during such applicable fiscal quarter) associated with the corporate restructuring of the Consolidated Parties plus (iv) the excise taxes and expenses related to the termination of the Ethyl Corporation Pension Plan to the extent not included in the subclauses (ii) and (iii) above plus (v) all non-cash charges recorded in such period associated with the requirements of Statement of Financial Accounting Standards No. 87 and No. 88, as amended plus (vi)(a) the amount of fees and expenses of Ernst & Young Corporate Finance LLC (in its capacity as consultant to the Banks) paid by the Borrower during such period, (b) the amount of fees and expenses of the financial advisor to the Borrower retained pursuant to the terms of the Second Amendment to Amended and Restated Credit Agreement paid by the Borrower during such period, (c) the amount of fees and expenses of the financial advisor to the Borrower retained pursuant to the terms of the Fourth Amendment to Amended and Restated Credit Agreement paid during such period and (d) the amount of appraisal costs related to the appraisals provided pursuant to Sections
     7.18 and 7.19 hereof paid by the Borrower during such period plus (vii) the amount of fees paid to the Banks in connection with the Fourth Amendment to Amended and Restated Credit Agreement during such period plus (viii) all non-cash charges related to intangible assets and/or equity securities made during such period minus (ix) all non-cash income recorded in such period associated with the requirements of Statement of Financial Accounting Standards No. 87 and 88, as amended minus (x) (a) all non-recurring income items during such period (included in Consolidated Net Income for such period) in excess of $500,000 and (b) to the extent not deducted in subclause (a) above, all non-recurring income items during such period (included in Consolidated Net Income) which in the aggregate exceed $1,000,000 minus (xi) any gain related to the write-up of equity securities made during such period; provided, that Consolidated EBITDA for any fiscal period ending on or before December 31, 2000 which is defined in Schedule 1.1(a) shall be deemed to equal the amount set forth on Schedule 1.1(a) opposite such period.

          "Debt Issuance Prepayment Event" means the receipt by any Consolidated Party of proceeds from any Debt Issuance other than an Excluded Debt Issuance.

          "Excess Cash Flow" means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures minus (c) Consolidated Interest Expense minus (d) Federal, state and other income taxes payable in respect of such period by the Consolidated Parties on a consolidated basis minus (e) Consolidated Scheduled Funded Debt Payments minus (f) the amount of any voluntary prepayments of the Term Loan, the New Term Loan or (to the extent accompanied by a permanent reduction in the Revolving Committed Amount) the Revolving Loans minus (g) the amount of cash payments made with respect to the corporate restructuring charges of the Consolidated Parties during such fiscal year period minus (h) cash payments made with respect to accrued expenses recorded in earlier periods to the extent not included in changes in Consolidated Working Capital identified below) minus (i) increases in Consolidated Working Capital plus
     (j) decreases in Consolidated Working Capital with all working capital changes for both (i) and (j) excluding the effects of foreign exchange.

          "Extension Date" means March 1, 2003.

          "Interest Payment Date" means (a) as to Base Rate Loans, the last Business Day of each calendar month, the date of repayment of principal of such Loan and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than one month, then also the date one month from the beginning of the Interest Period and each month thereafter.

          "Maturity Date" means March 31, 2003, as such date may be extended pursuant to Section 2.5.

          "Net Cash Proceeds" means (i) with respect to any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, the aggregate proceeds paid in cash or Cash Equivalents received by any Consolidated Party in respect of such Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) reasonable direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) (b) taxes paid or payable as a result thereof and (c) in the case of any Asset Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, and
     (ii) with respect to the Ethyl Corporation Pension Plan, the aggregate reversion realized by the Borrower in connection with the termination of such plan under a standard termination pursuant to Section 4041(b) of ERISA and the standard termination notice filed by the Borrower with the PBGC on March 30, 2001, net of amounts required to (a) pay all income and excise taxes assessed against the reversion, (b) transfer to a replacement pension plan the minimum amount necessary to cause such replacement plan to constitute a "qualified replacement plan" (as such term is defined in Section 4980(d)(2) of the Code) and (c) pay other expenses incurred in connection with such termination.

         SUBPART 2.3 Amendment to Section 1.1. The definitions of "B Collateral", "Facility Fee", "Noteholders", "Qualified Asset-Based Financing", "Qualified Lease Financing", Qualified Secured Financing", "Release of Collateral Event", "Research and Development Facility", "Senior Note" and "Senior Note Indenture" in Section 1.1 of the Existing Credit Agreement are each hereby deleted in their entirety.

         SUBPART 2.4 Amendment to 2.1(a). The first proviso in Section 2.1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed ONE HUNDRED FORTY SIX MILLION DOLLARS ($146,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.3 and Section 3.4, the Revolving Committed Amount");

         SUBPART 2.5 Amendment to Section 2.2(a). Section 2.2(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (a) Issuance. Subject to the terms and conditions hereof and in reliance upon the agreements of the other Banks set forth in Section 2.2(c) and the representations and warranties set forth herein, the Issuing Lender agrees to issue, and each Bank severally agrees to participate in the issuance by the Issuing Lender of, standby and trade Letter of Credit in Dollars from time to time from the Closing Date until the date fifteen (15) days prior to the Maturity Date as the Borrower may request, in a form acceptable to the Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed FIFTY FIVE MILLION DOLLARS ($55,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.3 and 3.4, the "LOC Committed Amount") and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations shall not at any time exceed the Revolving Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary "evergreen" provisions pursuant to which the expiry date is automatically extended by a specific time period not to exceed one year from the applicable expiry date unless the Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or
     (y) as originally issued, have an expiry date extending beyond the date fifteen (15) days prior to the Maturity Date. If any Letter of Credit is extended beyond the Maturity Date pursuant to customary "evergreen" provisions as provided above, the Borrower shall, on the Maturity Date, either (i) cause such Letter of Credit to be surrendered to the Issuing Lender or (ii) provide cash collateral to the Issuing Lender in an amount equal to at least 105% of the maximum amount available to be drawn under such Letter of Credit. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

         SUBPART 2.6 Amendment to Section 2.3(a). The second sentence of Section 2.3(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          As of March 26, 2002, the aggregate outstanding amount of the Term Loan is FORTY FOUR MILLION SEVEN HUNDRED SEVENTY THREE THOUSAND NINE HUNDRED SIXTY EIGHT DOLLARS ($44,773,968).

         SUBPART 2.7 Amendment to Section 2.3(c). Section 2.3(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (c) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in the amounts and on the dates set forth below, unless accelerated sooner pursuant to Section 9.2.

               May 31, 2002                                $5,000,000
               August 31, 2002                             $10,000,000
               September 30, 2002                          $5,000,000
               November 30, 2002                           $10,000,000
               February 28, 2003                           $10,000,000
               March 31, 2003                              $4,773,968

         SUBPART 2.8 Amendment to Section 2.4(c). Section 2.4(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (c) Repayment of New Term Loan. As of March 26, 2002, the aggregate outstanding amount of the New Term Loan is TWO HUNDRED FIVE MILLION SIX HUNDRED NINETY THOUSAND EIGHT HUNDRED TWELVE DOLLARS ($205,690,812). The principal amount of the New Term Loan shall be repaid in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2; provided, however, that if the Maturity Date is extended pursuant to Section 2.5, the principal amount of the New Term Loan outstanding on the Extension Date shall be repaid in installments of $10 million on May 31, 2003, August 31, 2003, November 30, 2003 and February 28, 2004, with the balance payable on the Maturity Date, as may be executed pursuant to Section 2.5.

         SUBPART 2.9 Amendment to Section 2.5. Section 2.5 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          2.5 Extension of Maturity Date.

         The Maturity Date shall be extended to March 31, 2004 if the following conditions are satisfied:

          (a) The Borrower shall have made payments on the Loans and/or permanently reduced the Revolving Committed Amount such that the aggregate outstanding amount of the term loan plus the New Term Loan plus the Revolving Committed Amount shall be less than or equal to $323,500,000 on or before the Extension Date;

          (b) The amount of availability existing under the Revolving Committed Amount shall not be less than $15,000,000 on the Extension Date;

          (c) The Borrower shall have paid to the Administrative Agent, for the account of each Bank, an extension fee equal to 0.50% of such Bank's Commitment as of the Extension Date; and

          (d) The Borrower shall have delivered a certification (as of the Extension Date) to the Administrative Agent stating that the representation and warranties set forth in Section 6 are true and correct in all material respects as of such date (except for those which expressly relate to an earlier date).

         SUBPART 2.10 Amendment to Section 3.3(a). The first two sentences of
Section 3.3(a) of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:

         The Borrower shall have the right to repay Loans in whole or in part from time to time; provided, however, that (i) each partial repayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Revolving Loans, the Term Loan or the New Term Loan, as applicable, if less) and
(ii) any prepayment of the Loans (other than the Revolving Loans) shall be applied first to the installment of principal of the Term Loan due on March 31, 2003 (unless such installment payment has already been prepaid pursuant to Section 3.3(b)) and second to the principal amount of the New Term Loan due on the Maturity Date (and if the Maturity Date has been extended pursuant to Section 2.5, to the remaining principal installments of the New Term Loan in the inverse order of maturity thereof). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify with respect to any voluntary prepayment, such voluntary prepayment shall be applied first to Revolving Loans and then to the Term Loan and the New Term Loan (to be applied in the manner set forth above), in each case first to Base Rate Loans and then to Eurodollar Loans in direct order in Interest Period maturities.

         SUBPART 2.11 Amendment to Section 3.3(b)(ii). Section 3.3(b)(ii) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  (ii) Excess Cash Flow. (A) Within 90 days after the end of the fiscal year ending December 31, 2001, the Borrower shall prepay the Loans in an amount equal to 90% of Excess Cash Flow for such fiscal year (such prepayment to be applied as set forth in clause (vii) below). (B) Within 45 days after the end of the eleven month period ending November 30, 2002, the Borrower shall prepay the loans in an amount equal to 90% of Excess Cash Flow for such eleven month period (such prepayment to be applied as set forth in clause (vii) below). (C) If the Maturity Date is extended to March 31, 2004 pursuant to the terms of
Section 2.5, within 45 days after the end of each six month period ending May 31, 2003 and November 30, 2003, the Borrower shall prepay the Loans in an amount equal to 90% of Excess Cash Flow for the applicable six month period ending as of each such date (such prepayment to be applied as set forth in clause (vii) below).

         SUBPART 2.11 Amendment to Section 3.3(b)(iii). A new subclause (C) is hereby added to Section 3.3(b)(iii) of the Existing Credit Agreement and shall read as follows:

(C) Permitted Airplane Financing. Immediately upon the consummation of the Permitted Airplane Financing, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the proceeds received from such Permitted Airplane Financing (such prepayment to be applied as set forth in clause (vii) below).

     SUBPART 2.13 Amendment to Section 3.3(b)(vii). The first sentence of
Section 3.3(b)(vii) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to
     Section 3.3(b)(i)(A), to Revolving Loans and (after all Revolving Loans have been repaid) to cash collateral account in respect of LOC Obligations,
     (B) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(B), to cash collateral account in respect of LOC Obligations, (C) with respect to all amounts prepaid pursuant to Section 3.3(b)(ii), (iv), (v) or (vi), first to the installment of principal of the Term Loan due on the Maturity Date (unless such installment payment has already been prepaid pursuant to Section 3.3(a) or (b)), second to the principal amount of the New Term Loan due on the Maturity Date (and if the Maturity Date has been extended pursuant to Section 2.5, to the remaining principal installments of the New Term Loan in the inverse order of maturity thereof), third to the Revolving Loans (with a corresponding permanent reduction of the Revolving Committed Amount) and fourth after all Revolving Loans have been paid, to a cash collateral account in respect of LOC Obligations (with a corresponding permanent reduction of the Revolving Committed Amount and the LOC Committed Amount) and (D) with respect to all amounts prepaid pursuant to Section 3.3(b)(iii): (i) with respect to any amounts received on or before September 30, 2002, the first $5,000,000 of such amounts shall be applied to the installment of principal of the Term Loan due on September 30, 2002, with all such amounts in excess of $5,000,000 received on or before September 30, 2002 to be applied first to the installment of principal of the Term Loan due on the Maturity Date (unless such installment payment has already been prepaid pursuant to Section 3.3(a) or (b)), second to the principal amount of the New Term Loan due to the Maturity Date (and if the Maturity Date has been extended pursuant to Section 2.5, to the remaining principal installments of the New Term Loan in the inverse order of maturity thereof), third to the Revolving Loans (with a corresponding permanent reduction of the Revolving Committed Amount) and fourth after all Revolving Loans have been paid, to a cash collateral account in respect of LOC Obligations (with a corresponding permanent reduction in the Revolving Committed Amount and the LOC Committed Amount) and (ii) with respect to any amounts received after September 30, 2002, first to the installment of principal of the Term Loan due on the Maturity Date (unless such installment payment has already been prepaid pursuant to Section 3.3(a) or
     (b)), second to the principal amount of the New Term Loan due on the Maturity Date (and if the Maturity Date has been extended pursuant to Section 2.5, to the remaining principal installments of the New Term Loan in the inverse order of maturity thereof), third to the Revolving Loans (with a corresponding permanent reduction of the Revolving Committed Amount) and fourth after all Revolving Loans have been paid, to a cash collateral account in respect of LOC Obligations (with a corresponding permanent reduction in the Revolving Committed Amount and the LOC Committed Amount).

     SUBPART 2.14 Amendment to Section 3.4(d). Section 3.4(d) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (d) Mandatory Reductions. The Revolving Committed Amount and the LOC Committed Amount automatically shall be permanently reduced from time to time in accordance with the provisions of Section 3.3(b)(vii). The Revolving Committed Amount and the LOC Committed Amount shall also automatically be permanently reduced by an amount equal to any reduction in the amount available to be drawn under those certain Letters of Credit required in connection with (i) self-insurance obligations of the Borrower or any other Consolidated Party and (ii) environmental cleanup obligations of the Borrower or any other Credit Party in the States of Louisiana and Texas.

     SUBPART 2.15 Amendment to Section 3.5(a). Section 3.5(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (a) Unused Fee. In consideration of the Revolving Commitments of the Banks hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Bank a fee (the "Unused Fee") on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage in effect from time to time. The Unused Fee shall commence to accrue on March 26, 2002 and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after March 26, 2002.

     SUBPART 2.16 Amendment to Section 3.5(d). Section 3.5(d) of the Existing Credit Agreement is hereby deleted in its entirety.

     SUBPART 2.17 Amendment to Section 3.13(a). The reference to "Facility Fees" in Section 3.13(a) of the Existing Credit Agreement is hereby replaced with a reference to "Unused Fees".

     SUBPART 2.18 Amendment to Section 7.1(e). The parenthetical in Section 7.1(e) of the Existing Credit Agreement is hereby amended and restated in its entirety to read "(presented on a monthly basis)".

     SUB PART 2.19 Amendment to Section 7.1(j). Section 7.1(j) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (j) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties have taken or propose to take with respect thereto, (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined reasonably could be expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental laws, the violation of which could reasonably be expected to have a Material Adverse Effect and (iii) any reduction in the self-insurance obligations of the Borrower or any other Consolidated Party.

     SUBPART 2.20 Amendment to Section 7.1(l). The following sentence is hereby added at the end of Section 7.1(l) of the Existing Credit Agreement and shall read as follows:

          Furthermore, promptly upon receipt of any written notice, written report or other written information received by any Consolidated Party related to the environmental cleanup obligations of the Consolidated Parties in the States of Louisiana and Texas (including, without limitation, any written information related to the amount of letters of credit required to be provided in connection with such environmental cleanup obligations), the Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Banks a copy of such written notice, written report or other written information.

     SUBPART 2.21 Amendment to Section 7.1(o). Section 7.1(o) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (o) Cash Flow Forecasts. As soon as available, and in any event within three (3) Business Days after the close of each calendar week, commencing with the calendar week ending March 30, 2002 (i) a rolling thirteen week cash flow forecast of the Credit Parties (the "Cash Flow Forecast") for the thirteen weeks immediately succeeding the week which has most recently ended, each such forecast to be in form satisfactory to the Administrative Agent and (ii) a reconciliation of actual cash receipts and disbursements for the calendar week which has most recently ended against projected cash receipts and disbursements for such calendar week contained in the Cash Flow Forecast furnished to the Banks pursuant to this Section 7.1(o) during the preceding week, such reconciliation to be in a form satisfactory to the Administrative Agent.

     SUBPART 2.22 New Section 7.1(p). A new subclause (p) is hereby added to
Section 7.1 of the Existing Credit Agreement and shall read as follows:

          (p) Engine Oil. As soon as available, and in any event within 30 days after the close of each calendar month, commencing with the calendar month ending March 31, 2002, a cash flow report of the business referred to as the engine oil business or crankcase business for the calendar month most recently ended, each such report to be in a form satisfactory to the Administrative Agent.

     SUBPART 2.23 Amendment to Section 7.11. Section 7.11 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     7.11 Financial Covenants.

     (a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties occurring during each of the periods set forth below, shall be less than or equal to:

Period                                              Ratio
------                                              -----

From October 1, 2001 through December 31, 2001    4.85 to 1.0

From January 1, 2002 through June 30, 2002        4.75 to 1.0

From July 1, 2002 through September 30, 2002      4.5  to 1.0

From October 1, 2002 through December 31, 2002    4.25 to 1.0

From January 1, 2003 and thereafter               3.75 to 1.0

and, if the Maturity Date is extended pursuant to the terms of Section 2.5, the Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties occurring during each of the periods set forth below, shall be less than or equal to:

Period                                              Ratio
------                                              -----

From March 31, 2003 through June 30, 2003        3.75 to 1.0

From July 1, 2003 and thereafter                 3.5  to 1.0

     (b) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties occurring during each of the periods set forth below, shall be greater than or equal to:

Period                                              Ratio
------                                              -----

From October 1, 2001 through December 31, 2001   2.25 to 1.0

From January 1, 2002 through March 31, 2002      2.5  to 1.0

From April 1, 2002 through June 30, 2002         2.75 to 1.0

From July 1, 2002 through December 31, 2002      3.25 to 1.0

From January 1, 2003 and thereafter              3.50 to 1.0
and, if the Maturity Date is extended pursuant to the terms of Section 2.5, the Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties occurring during each of the periods set forth below, shall be greater than or equal to:

Period                                             Ratio
------                                             -----

From March 31, 2003 and thereafter               3.50 to 1.0

          (c) Consolidated EBITDA. Consolidated EBITDA for each period of the Consolidated Parties shall not be less than (i) $76.5 million for the twelve month period ending December 31, 2001 and (ii) $85 million for each twelve month period ending as of each fiscal quarter end thereafter, and if the Maturity Date is extended pursuant to the terms of Section 2.5, Consolidated EBITDA for each period of the Consolidated Parties shall not be less than (iii) $85 million for each twelve month period ending March 31, 2003 and June 30, 2003 and (iv) subsequent to June 30, 2003, $90 million for each twelve month period ending as of each fiscal quarter end thereafter.

     SUBPART 2.24 Amendment to Section 7.12. The words "unless the Release of Collateral Event has occurred" are hereby deleted in their entirety from each of subclauses (a), (b) and (c) of Section 7.12 of the Existing Credit Agreement.

     SUBPART 2.25 Amendment to Section 7.13. The words "unless the Release of Collateral Event has occurred" are hereby deleted in their entirety from both sentences of Section 7.13 of the Existing Credit Agreement.

     SUBPART 2.26 Amendment to Section 7.14. Section 7.14 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     7.14 Financial Advisor.

     The Borrower shall on or before May 30, 2002 retain a financial advisor to assist the Borrower in the evaluation of financing options and the development of alternative sources of refinancing. The Borrower agrees that it will cause such financial advisor to meet with the Administrative Agent and the Banks upon the request of the Required banks; provided, that the Borrower shall have received notice of such meeting at least ten Business Days prior to the date of such meeting. Such meeting may, at the election of the Administrative Agent, take place via teleconference or video conference. Furthermore, the Borrower shall continue to retain PricewaterhouseCoopers LLP as a financial advisor to the Borrower in the capacity described in the certain engagement letter between the Borrower and PricewaterhouseCoopers LLP dated November 29, 2001.

     SUBPART 2.27 Amendment to Section 7.18. The following new paragraph is hereby added at the end of Section 7.18 of the Existing Credit Agreement and shall read as follows:

     The Credit parties shall also provide the Administrative Agent with written appraisals of the assets of the Consolidated Parties identified in subpart B of

Schedule 7.18 attached hereto on or before the applicable date identified for each such asset in subpart B of Schedule 7.18. Such appraisals shall be in form and substance satisfactory to the Required Banks.

     SUBPART 2.28 Amendment to Section 8.1. Sections 8.1(g) and (h) of the Existing Credit Agreement are each hereby amended and restated in their entirety to read as follows:

          (g) Permitted Airplane Financing; provided, that one hundred percent (100%) of the proceeds received therefrom are applied to the prepayment of the Loans in accordance with Section 3.3(b)(iii)(C);

          (h) [Reserved];

     SUBPART 2.29 Amendment to Section 8.2. Sections 8.2(o), (p) and (q) of the Existing Credit Agreement are each hereby amended and restated in their entirety to read as follows:

          (o) Liens on the Airplane to secure the Permitted Airplane Financing;

          (p) [Reserved];

          (q) [Reserved];

     SUBPART 2.30 Amendment to Section 8.2. Section 8.2(s) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (s) Leins on cash in an amount not to exceed $325,000 in favor of one of the Banks to secure the credit card program provided by such Bank and described on Schedule 8.1; and

     SUBPART 2.31 Amendment to Section 8.6. Section 8.6 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     8.6 Restricted Payments.

     The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (b) as permitted by
Section 8.5, Section 8.7 or Section 8.8 and (c) if the Borrower decides to carry out a reverse stock split, the Borrower may repurchase fractional shares of its Capital Stock in an amount not to exceed $100,000 in the aggregate in connection with such reverse stock split, provided, that no Default or Event of Default exists immediately prior to or immediately after giving effect to any such repurchase.

     SUBPART 2.32 Amendment to Section 8.7. Section 8.7 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     8.7 Other Indebtedness.

     The Credit Parties will not permit any Consolidated Party to (i) after the issuance thereof, amend or modify any of the terms of any indebtedness of such Consolidated Party if such amendment or modification would add or change any terms in a manner adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or
(ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Consolidated Party (other than any prepayment by any Consolidated Party of any Indebtedness owing to a Credit Party). Neither the Richmond Campus Loan, nor the Permitted Airplane Financing shall be amended or modified without the prior written consent of the Required Banks.

     SUBPART 2.33 Amendment to Section 8.10. Section 8.10 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     8.10 Limitation on Restricted Actions.

     The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Credit Party and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refudings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (v) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.4 pending the consummation of such sale.

     SUBPART 2.34 Amendment to Section 9.1(c). Subclause (ii) of Section 9.1(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b), (c), (d), (o) or
     (p) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or written notice thereof by the Administrative Agent; or

     SUBPART 2.35 Amendment to Section 9.1(j). Subclause (j) of Section 9.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j) [Reserved]; or

     SUBPART 2.36 Amendment to Section 11.3(b). The proviso in Section 11.3(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

          provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, any partial assignment shall not be less than $2,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Bank) and an integral multiple of $100,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance in the form of Exhibit 11.3(b) (an "Assignment and Acceptance"), together with a processing and recordation fee of $3,500.

     SUBPART 2.37 Amendment to Section 11.6(b). Section 11.6(b) of the Existing Credit Agreement in hereby amended and restated in its entirety to read as follows:

     (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be amended, modified, waived, discharged or terminated except pursuant to an agreement or agreements in writing entered into by each of the Credit Parties party thereto and the Required Banks; provided, however, that:

     (i) no such agreement shall (A) decrease the principal amount of, or extend the maturity of or the scheduled dates for the payment of principal of or interest on, any Loan or LOC Obligations, or waive or excuse any such payment or any part thereof or reduce the rate of interest on any Loan, without the written consent of each holder affected thereby, (B) increase or extend the Commitment or decrease the Unused Fee of any Bank without the written consent of each Bank affected thereby, (C) amend or modify the definition of "Required Banks" or the provisions of this Section 11.6, Section 3.13 or Section 11.2 without the written consent of each Banks, (D) release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents without the written consent of each Bank, (E) except as a result of, upon the occurrence of, or in connection with an Asset Disposition permitted by
Section 8.4, release all or substantially all of the Collateral without the written consent of each Bank, (F) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder, without the written consent of the Administrative Agent, or (G) amend, modify or otherwise affect the rights or duties of the Issuing Lender hereunder, without the written consent of the Issuing Lender,

         (ii) without the consent of the Required Revolving Banks and the Required Banks, no Default or Event of Default may be waived for purposes of
Section 5.2(c) in respect of any proposed Revolving Loan borrowing or Letter of Credit issuance or extension,

         (iii) without the consent of the Required Revolving Banks and the Required Banks, no amendment, change, waiver, discharge or termination of
Section 2.1, 2.2, 3.3(a), 3.3(b)(i), 3.4(a), 3.5(a), 3.5(b)(i), 3.5(b)(ii), 5.2,
7.11, 7.12, 7.13, Section 8, Section 9, Section 11.6(b)(ii) or this Section 11.6(b)(iii) shall be effective,

         (iv) without the consent of the Required Term Loan Banks and the Required Banks, no amendment, change, waiver, discharge or termination of
Section 2.3, 3.3(a), 3.3(b)(ii), (iii), (iv), (v), (vi), or (vii) or this
Section 11.6(b)(iv) shall be effective and

         (v) without the consent of the Required New Term Loan Banks and the Required Banks, no amendment, change, waiver, discharge or termination of
Section 2.4, 3.3(a), 3.3(b)(ii), (iii), (iv), (v), (vi), or (vii) or this
Section 11.6(b)(iv) shall be effective.

         Each Bank and holder of any Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

         SUBPART 2.38 Amendment to Section 11.18. Section 11.18 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

         11.18 [Reserved].

         SUBPART 2.39 Schedule 1.1(c). A new Schedule 1.1(c) is hereby added to the Existing Credit Agreement and shall read as provided on Schedule 1.1(c) attached hereto.

         SUBPART 2.40 Schedule 7.18. Schedule 7.18 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as provided on
Schedule 7.18 attached hereto.

         SUBPART 2.41 Schedule 8.1. Schedule 8.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as provided on
Schedule 8.1 attached hereto.

                                    PART III
                           CONDITIONS TO EFFECTIVENESS

         This Amendment shall be and become effective as of the date (the Amendment No. 4 Effective Date") when all of the conditions set forth in this
Part III shall have been satisfied.

         SUBPART 3.1 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Subsidiary Guarantors, the Banks and the Administrative Agent.

         SUBPART 3.2 Resolutions. The Administrative Agent shall have received copies of resolutions (each in form and substance satisfactory to the Administrative Agent and its counsel) of the Board of Directors of each Credit Party approving and adopting this Amendment and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Amendment No. 4 Effective Date.

         SUBPART 3.3 Legal Opinion. The Administrative Agent shall have received legal opinions from counsel to the Credit Parties in form and substance satisfactory to the Administrative Agent and its counsel.

         SUBPART 3.4 Fees and Expenses. The Borrower shall have paid (a) to the Administrative Agent, for the account of each Bank, and amendment fee equal to 0.50% of such Bank's Commitment and (b) all costs and expenses heretofore incurred by the Administrative Agent and the Banks, including without limitation, the fees of Ernst and Young Corporate Finance LLC and Moore & Van Allen, PLLC.

                                     PART IV

                                  MISCELLANEOUS

         SUBPART 4.1 Construction. This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement. Any Credit Party's failure to comply with any of the terms or provisions set forth herein shall constitute an Event of Default under the Credit Documents.

         SUBPART 4.2 Representations and Warranties. Each Credit Party hereby represents and warrants that (i) each Credit Party that is party to this
Amendment: (a) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, (ii) the representations and warranties contained in
Section 6 of the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof upon giving effect to this Amendment as though made on and as of such date (except for those which expressly relate to an earlier date) and (iii) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof upon giving effect to this Amendment.

         SUBPART 4.3 Reaffirmation of Existing Debt. The Credit Parties acknowledge and confirm that (a) the Borrower's obligations to repay the outstanding principal amount of the Loans is unconditional and not subject to any offsets, defenses or counterclaims, (b) the Collateral Agent, on behalf of the Banks, has a valid and enforceable first priority perfected security interest in the Collateral, (c) the Administrative Agent, the Collateral Agent and the Banks have performed fully all of their respective obligations under the Amended Credit Agreement and the other Credit Documents, (d) by entering into this Amendment, the Administrative Agent, the Collateral Agent and the Banks do now waive or release any term or condition of the Amended Credit Agreement or any of the other Credit Documents or any of their rights or remedies under such Credit Documents or applicable law or any of the obligations of any Credit Party thereunder and (e) that no Credit Party has any claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of its obligations thereunder or if any Credit Party has any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Banks' execution and delivery of this amendment.

         SUBPART 4.4 Acknowledgement. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment does not operate to reduce or discharge the Guarantors' obligations under the Amended Credit Agreement or the other Credit Documents.

         SUBPART 4.5 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and of which shall constitute together but one and the same agreement.

         SUBPART 4.6 Binding Effect. This Amendment, the Amended Credit Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

         SUBPART 4.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SUBPART 4.8 Severability. If any provision of this Amendment is determined to be illegal, invalid, or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         SUBPART 4.9 Release. The Credit Parties hereby release the Administrative Agent, the Collateral Agent, the Banks and each of their respective officers, employees, representatives, agents, trustees, counsel and directors (collectively, the "Released Persons") from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act by any of the Released Persons on or prior to the date hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.


BORROWER:                ETHYL CORPORATION, a Virginia
---------
                         corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Vice President, Treasurer, and
                                Principal Financial Officer


SUBSIDIARY
-----------
GUARANTORS:              THE EDWIN COOPER CORPORATION, a
-----------
                         Virginia corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Treasurer

                         ETHYL ADDITIVES CORPORATION, a
                         Virginia corporation


                         By: /s/ Wayne C. Drinkwater
                             -------------------
                         Name: Wayne C. Drinkwater
                         Title: Treasurer

                         ETHYL ASIA PACIFIC COMPANY,
                         a Virginia corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Vice President and Treasurer

                         ETHYL EXPORT CORPORATION,
                         a Virginia corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: President and Treasurer

                         ETHYL INTERAMERICA CORPORATION,
                         a Delaware corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Vice President and Treasurer

                         ETHYL PETROLEUM ADDITIVES, INC.,
                         a Delaware corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Treasurer

                         INTERAMERICA TERMINALS CORPORATION,
                         a Virginia corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: Treasurer

                         ETHYL VENTURES, INC.,
                         a Virginia corporation

                         By: /s/ D.A. Fiorenza
                             -----------------
                         Name: David A. Fiorenza
                         Title: President and Treasurer

ADMINISTRATIVE:          BANK OF AMERICA, N. A.,
---------------
AGENT:                   in its capacity as Administrative Agent
------                   and as Collateral Agent

                         By: /s/ Charles D. Graber
                             ---------------------
                         Name: Charles D. Graber
                         Title: Vice President

BANKS:                   BANK OF AMERICA, N. A., in its
------                   capacity as a Bank and Issuing Lender


                         By: /s/ H.G. Wheelock
                             -----------------
                         Name: H.G. Wheelock
                         Title: Managing Director

                         THE BANK OF NEW YORK

                         By: /s/ Christine T. Rio
                             --------------------
                         Name: Christine T. Rio
                         Title: Vice President

                         SUNTRUST BANK

                         By: /s/ George A. Ways
                             ------------------
                         Name: George A. Ways
                         Title: Managing Director

                         CREDIT LYONNAIS
                         NEW YORK BRANCH

                         By: /s/ Sandra E. Horowitz
                             ----------------------
                         Name: Sandra E. Horowitz
                         Title: Senior Vice President

                         WACHOVIA BANK, N.A.

                         By: /s/ Jill E. Snyder
                             ------------------
                         Name: Jill E. Snyder
                         Title: Director


                         STANDARD CHARTERED BANK

                         By:
                             ----------------
                         Name:
                         Title:

                         THE INDUSTRIAL BANK OF JAPAN,
                         LIMITED

                         By: /s/ Kolchi Hasegawa
                             -------------------
                         Name: Kolchi Hasegawa
                         Title: Senior Vice President
                                 and Deputy General Manager

                         THE SUMITOMO MITSUI BANKING
                         CORPORATION

                         By: /s/ Robert H. Riley III
                             ----------------------------
                         Name: Robert H. Riley III
                         Title: Senior Vice President

                         BANK ONE, NA

                         By: /s/ Hal E. Fudge
                             ----------------
                         Name: Hal E. Fudge
                         Title: First Vice President

                         BANKERS TRUST COMPANY

                         By: /s/ Scottye D. Lindsey
                             ----------------------
                         Name: Scottye D. Lindsey
                         Title: Vice President

                         KBC Bank N.V.

                         By: /s/ Patrick A. Janssens
                             -----------------------
                         Name: Patrick A. Janssens
                         Title: Vice President

                         By: /s/ Jean-Pierre Diels
                             -----------------------
                         Name: Jean-Pierre Diels
                         Title: First Vice President

                         FLEET NATIONAL BANK

                         By: /s/ Richard E. Lynch
                             --------------------
                         Name: Richard E. Lynch
                         Title: Vice President

                         GENERAL ELECTRIC CAPITAL
                         CORPORATION

                         By: /s/ Robert M. Kadlick
                             ---------------------
                         Name: Robert M. Kadlick
                         Title: Duly Authorized Signatory

                                 Schedule 1.1(c)

 (a)      Airframe:        One (1)  British Aerospace BAe 125 Series 800A airframe
                                    bearing FAA Registration No. N290EC and
                                    Manufacturer's Serial No. NA0444

 (b)      Engines:         Two (2)  Honeywell International Inc./Allied Signal, Inc./Garrett
                                    AiResearch engines Model No. TFE7315R-1H and
                                    bearing Manufacturer's Serial Nos. 91444 and 91450,
                                    respectively

 (c) All appliances, interior and exterior furnishings, equipment, instruments, parts and accessories installed in or appurtenant to the above-described Airframe or Engines, including all records, logs and other materials related thereto.

                                Schedule 7.18

         Real Estate Appraisals:

         Ethyl Corporation
         Headquarters-Main and East Buildings
         330 South Fourth Street
         Richmond, VA 23219

         Ethyl Petroleum Additives, Inc./ Ethyl Corporation
         Research and Development Center
         500 Spring Street
         Richmond, VA 23218

         Ethyl Corporation
         Information Technology Building
         201 South Third Street
         Richmond, VA 23218

         Ethyl Corporation
         North Office Building
         200 South Third Street
         Richmond, VA 23218

         Ethyl Corporation
         Additional Parking Lots
         500 and 600 Blocks of Byrd/Tredegar Streets
         Richmond, VA 23218

         Ethyl Corporation-Undeveloped Second Street Site
         Spring and Second Streets
         Richmond, VA 23218

         Ethyl Corporation-Undeveloped Oregon Hill Sites
         700 Block of Pine Street
         700 Block of Laurel Street
         812 Riverside Park
         Richmond, VA 23218

         Ethyl Petroleum Additives, Inc. - Natchez Plant
         151 L.E. Barry Road
         Natchez, MS 39120

         Ethyl Corporation - Houston Plant
         1000 N. South Avenue
         Pasadena, TX 77503

         Ethyl Additives Corporation - Port Arthur Plant
         Savannah Avenue, Gate 20
         Port Arthur, TX 77640

         Ethyl Petroleum Additives, Inc.- Sauget Plant
         501 Monsanto Avenue
         Sauget, IL 62201

         All Machinery and Equipment located at:

         Ethyl Petroleum Additives, Inc.
         Research and Development Center
         500 Spring Street
         Richmond, VA 23218

         Ethyl Corporation - Houston Plant
         1000 N. South Avenue
         Pasadena, TX 77503

         Ethyl Corporation - Natchez Plant
         151 L.E. Barry Road
         Natchez, MS 39121

         Ethyl Petroleum Additives, Inc. - Sauget Plant
         501 Monsanto Avenue
         Sauget, IL 62201



                                    SUBPART B

1.       Airplane                            Appraisal to be provided on or before March 31, 2002

2.       Artwork                             Appraisal to be provided on or before June 30, 2002

3.       Tredegar Gun Foundary               Appraisal to be provided on or before June 30, 2002
         500 Tredegar Street
         Richmond, VA 23219

4.       Riverfront Historic Buildings      Appraisal to be provided on or before June 30, 2002
         490 Tredegar Street
         Richmond, VA 23219

                                  SCHEDULE 8.1

               Indebtedness of Ethyl Corporation and Subsidiaries

1.       Lubrizol Take-or-Pay phenate supply agreement:

Agreement of Sale covering Lubrizol 6499 between The Lubrizol Corporation, having a principal place of business at 29400 Lakeland Blvd., Wickliffe, OH 44092-2298 and Ethyl Petroleum Additives, Inc., having a principal place of business at 330 South Fourth Street, Richmond, VA 23219 entered into as of July 1, 1997 and having a termination date of December 31, 2005 and evergreen thereafter until terminated by either party upon no less that 24 months notice. Beginning January 1, 2002, the maximum annual take obligation is 8,075 metric tons. Beginning January 1, 2002, the maximum annual payment of failure to take would be $2,422,500.

2. Indebtedness to third parties secure the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other thatn Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of property.

3. Indebtedness in respect of procurement credit card arrangements with one of the Banks collateralized by cash in an amount not to exceed $325,000 in the aggregate for all such programs.

4. The following Standby Letters of Credit of Ethyl Asia Pacific Company issued by Bank of America, N.A.:

         ---------------------- ------------------------------------- -------------- ----------------- --------------
         Ref No.                Beneficiary                           Amount (USD)   Date of           Maturity
                                                                                     Issue             Date
         ---------------------- ------------------------------------- -------------- ----------------- --------------
         GT094047/00            Heilongjiang Daqing                   30,266.25      2/8/00            1/31/03
                                Petroleum Technology I & E
         ---------------------- ------------------------------------- -------------- ----------------- --------------
         GT094226/00            Heilongjiang Daqing                   46,260.24      5/5/00            5/3/03
                                Petroleum Technology I & E
         ---------------------- ------------------------------------- -------------- ----------------- --------------

                                       27